Blue Star Foods Corp. Announces Q3-2019 Results

Miami, Florida – November 19, 2019 – Blue Star Foods Corp. (“Blue Star”), a sustainable seafood company, announced today its financial results for the quarter ended September 30, 2019 (“Q3-2019”).

Third Quarter 2019 Financial Highlights

●	Net Revenue - Revenue for Q3-2019 was $5,081,164, as compared to $6,815,000 for the quarter ended September 30, 201 (“Q3-2018”). This decrease was primarily attributable to a decrease in overall poundage due to a downward market correction and a reduction in private label revenues. For the three months ended September 30, 2019, Blue Star brand product poundage increased by 27% over the same period in the prior year.

●	Gross Profit - Gross profit margin for Q3-2019 was $671,507, as compared to $1,144,244 for Q3-2018. This decrease is directly attributable to a reduction in the average selling price of our products in the market. Pricing pressures have caused the market to adjust lower than forecasted.

●	Other Operating Expenses - Other operating expenses for Q3-2019 were $676,904, as compared to $529,127 for Q3-2018. This increase is primarily attributable to increases in both professional fees and filing fees related to meeting our public company filing requirements.

●	Net Loss - The Company had a net loss of $1,288,238 for Q3-2019 as compared to a net profit of $346,907 for Q3-2018. The change from net profit to net loss is primarily attributable to decreased revenues combined with non-cash operating expenses related to stock compensation of $668,706 during Q3-2019.

The Company’s Chairman and CEO, John Keeler stated, “We made a strategic decision this year to exit the private-label business, which is a high revenue but low-margin business and focus our efforts on our own Blue Star branded products. In the short-term, this will have an impact on revenues and our bottom line and is reflected in our Q3-2019 results, but we think it’s the right decision to make over the long-term. We’re already seeing a growth in sales in our Blue Star branded labels, which increased approximately 27% this quarter compared to this same period last year, and we’ll continue to work to accelerate this growth, with additions in our category sales & marketing team members.”

2019 YTD Sustainability Highlights

“One of the fundamental beliefs of our company, is that we strive to be good stewards of the environment and treat our local partners with respect and dignity, and we have invested both the time and capital necessary to be an industry leader in sustainability,” said Mr. Keeler. “Over the last year there are several accomplishments and milestones that we achieved that encourage us to keep down this path which we think is important,” he added. To this end:

●	Blue Star embarked on preparing its first sustainability report for the year 2019. This report will communicate our company’s economic, environmental and social performance and impacts, and will highlight our contribution in achieving the United Nations Sustainable Development Goals.

●	In its efforts to become GRI Gold Community Certified as part of United Nations Sustainable Development Goals process, Blue Star has completed a socio-economic census of all aggregators in its vertical value chain in Indonesia and the Philippines and concluded its code of conduct for Responsible Fisheries.

●	Blue Star has expanded its proprietary traceability coding on all our technology applications to other categories.

●	Blue Star was the winner of the “Environmental Innovation Award 2019” by the Philippine Chamber of Commerce and Industry.

About Blue Star Foods Corp.

Blue Star Foods Corp. is a sustainable seafood company that processes, packages and sells refrigerated pasteurized Blue Crab meat, and other premium seafood products. The Company believes it utilizes best-in-class technology, in both resource sustainability management and traceability, and ecological packaging. Its products are currently sold in the United States, Mexico, Canada, the Caribbean, the United Kingdom, France, the Middle East, Singapore and Hong Kong. The company is based in Miami, Florida (United States), and its corporate website is: http://www.bluestarfoods.com.

Contacts

Constantino Gutierrez | Newbridge Securities Corporation
cgutierrez@newbridgesecurities.com | Office: (480) 207-1824

Safe Harbor

This Company update contains statements, which may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief, or current expectations of Blue Star Foods Corp. and members of its management team as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that may cause actual results to differ from those anticipated are discussed throughout the Company’s reports filed with Securities and Exchange Commission which are available at www.sec.gov as well as the Company’s web site at http://www.bluestarfoods.com. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.